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                                                                    Exhibit 10.1


                              PROGRAMMING AGREEMENT

         THIS AGREEMENT is made as of April 1, 1999 by and between ADVANCE STORES COMPANY, INCORPORATED, a Virginia corporation ("ADVANCE"), 5673 Airport Road, Roanoke, Virginia 24012, and RETAIL MEDIA SYSTEMS, INC., a Delaware corporation ("RMS"), 633 South Federal Highway, 4th Floor, Fort Lauderdale, Florida 33301.

         WHEREAS, ADVANCE, along with its subsidiaries and affiliates, owns and operates a chain of retail automotive aftermarket parts stores numbering in excess of 1,500 locations across 37 states;

         WHEREAS, ADVANCE and RMS wish to install and operate a private television network in these stores consisting of television monitors, satellite and related equipment over which ADVANCE will air and play programming and advertisements (collectively, the "Programming") uniquely tailored to ADVANCE's business and customers;

         WHEREAS, ADVANCE wishes to retain RMS to produce and license the Programming, to supply certain equipment and to provide certain related services in conjunction with the Network (as that term is defined herein), all in accordance with the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, ADVANCE and RMS hereby agree as follows:

                               ARTICLE 1. GENERAL

         1.1 CONTRACTOR RELATIONSHIP. ADVANCE hereby retains RMS as an independent contractor to supply certain equipment programming and services in conjunction with the Network, all as further set forth herein. The relationship between ADVANCE and RMS shall be solely as set forth herein. Neither party shall be deemed the employee, agent, partner or joint venturer of the other, nor have, or represent to have, any authority or capacity to make or alter any agreement on behalf of the other, to legally bind the other, to credit or receive money due on behalf of the other or to do any other thing on behalf of the other. Neither ADVANCE nor RMS will have or attempt to exercise any control or direction over the methods used by the other to perform its work, duties and obligations under this Agreement except as set forth herein. The respective employees, agents and representatives of each of ADVANCE and RMS shall remain their own employees, agents or representatives, and shall not be entitled to employment benefits of any kind from the other. ADVANCE and RMS each assume full responsibility for their own compliance with any and all applicable laws, ordinances, rules and regulations.

         1.2 TERM. The term of this Agreement shall be two years commencing April 1, 1999, and ending March 31, 2001, unless otherwise earlier terminated as set forth herein. This Agreement may be renewed by Advance at its option for additional one year periods by providing written notice of such extension to RMS no later than six months prior to the expiration of the initial term or any renewal term.


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                           ARTICLE 2. NETWORK OVERVIEW

       2.1 THE NETWORK. ADVANCE and RMS intend to establish and operate a private television network within the stores comprising the Advance Auto Parts retail chain (the "Network"). The Network will be capable of broadcasting, airing, and playing two channels of programming:

                  2.1.1 "SALES FLOOR SHOW" produced by RMS for air and play in all participating stores during business hours. Programming will be produced by RMS and delivered to and stored upon Digital Video Servers at the satellite hub as hereinafter described. The Digital Video Servers will provide a continuous programming feed to ADVANCE's satellite hub for satellite encoding, distribution to and air and play in the stores.

                  2.1.2 "CORPORATE COMMUNICATIONS PROGRAMMING" for air and play in all participating stores before and after business hours and, in limited time-certain aspects, during business hours. Programming will be produced by ADVANCE and, in certain instances RMS, either fed live to the satellite hub or delivered to and stored upon Digital Video Servers, Beta tape or other storage media at the satellite hub. ADVANCE will select and provide the feed to the satellite hub for satellite encoding, distribution to and air and play in the stores.

         2.2 NETWORK EQUIPMENT. The Network Equipment will consist of the following:

                  2.2.1 "STORE EQUIPMENT" to be owned, installed, maintained and operated by ADVANCE in each participating retail store and connected to ADVANCE's satellite distribution network. ADVANCE and RMS will agree upon standard equipment and installation configurations for each of ADVANCE's standard store sizes and formats. These configurations are intended to fit the elements of decor within the stores and to provide an appropriate video and audio presence within the stores. As a guideline, these configurations for each store will include a minimum of two 20" television monitors, remote speakers, satellite receiving components and such other equipment as ADVANCE and RMS deem desirable ("Store Equipment").

                  2.2.2 "SATELLITE EQUIPMENT" to be owned, installed, maintained and operated by ADVANCE in ADVANCE's corporate satellite hub in Roanoke, Virginia to permit the continuous broadcast, air and play of the Programming to all participating stores ("Satellite Equipment"). Initially, satellite broadcasts will be via a single channel to all stores with the ability to add additional channels. ADVANCE and RMS will agree upon standard equipment and installation configurations for the initial single channel and any additional channels desired by ADVANCE.

                  2.2.3 "DVS HUB EQUIPMENT" to be owned, installed, maintained and operated by RMS in ADVANCE's corporate satellite hub in Roanoke, Virginia ("DVS Hub Equipment"). ADVANCE and RMS will agree upon standard DVS configurations for the initial single channel and any additional channels desired by ADVANCE. The initial single channel configuration will include a minimum of two Digital Video Servers (one primary, one backup) upon which RMS will store and deliver the Programming and which will provide the Sales Floor Show feed for encoding and broadcast to all participating stores via ADVANCE's satellite distribution network.

         2.3 INSTALLATION. ADVANCE and RMS have established an Installation Schedule for the installation of the Store Equipment, the Satellite Equipment and the DVS Hub Equipment, which Schedule is attached hereto.

                           ARTICLE 3. SALES FLOOR SHOW

         3.1 NETWORK LICENSE. For the term of this Agreement, ADVANCE hereby grants to RMS an exclusive license to produce and supply all of the Sales Floor Shows for broadcast, air and play on the Network in all ADVANCE retail stores, whether now existing or hereafter created. ADVANCE will cause its participating retail stores to air and play the Sales Floor Show on the Network continuously during all business hours that each participating retail store is open. This license will be exclusive and ADVANCE will not cause or permit any other programming, broadcast, video, tape, cassette, or other video or audio medium to be aired or played in the stores during business hours, with the following exceptions: ordinary testing and demonstration of automotive sound


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equipment sold in the stores; informational or training audio or video materials relating to a specific product or service; and managerial audio or video materials relating to store management and operations; so long as in each instance, the video or audio of any of these activities does not interfere, supersede or overshadow the video or audio of the Sales Floor Show on the Network.

         3.2 SALES FLOOR SHOW. The Sales Floor Show for the Network will initially be comprised of a two-hour video program uniquely tailored to ADVANCE's business and customers (the "Show"), made up of thirty minute wheels, with seventeen - twenty minutes comprised of automotive, sports and entertainment elements ("Elements" to be provided by RMS) and the remaining ten
- thirteen minutes comprised of advertising ("Ads" to be provided by ADVANCE). Two hours of new programming materials, including both Elements and Ads, will be produced by RMS once every four weeks, of which approximately thirty minutes will be inserted and interwoven into the Show by RMS once each week (each week, a "Cycle"), all in accordance with the Production Schedule described in Article 4 hereof. All Elements shall be approved by ADVANCE in writing prior to being included in the Show.

         3.3 CONTENT STANDARDS. The content of the Show will consist of Elements and Ads uniquely tailored to ADVANCE's retail auto parts business and customers. As a guideline, it is intended that the Show will be of a high quality suitable for network television, with content suitable for viewing and display in a retail environment and with a suitable mixture of Elements of interest to ADVANCE's auto parts customers. ADVANCE or RMS may reject Elements or Ads within the Show which ADVANCE or RMS reasonably deem to be objectionable for viewing or display in a retail environment and may refuse to air and play such objectionable Element or Ad until replaced. RMS will provide replacement Elements, which may be existing or previously aired Elements, and ADVANCE will provide replacement Ads, which may be existing or previously aired Ads, as soon as possible after notice from ADVANCE or RMS of any objectionable Element or Ad. ADVANCE will distribute the replacement Elements or Ads via satellite distribution to minimize the impact thereof.

         3.4 OWNERSHIP. The Elements and all rights, titles and interests therein will be owned by, and will be the sole and exclusive property of, RMS. The Ads, and any other materials provided by ADVANCE, will be owned by and will be the sole and exclusive property of, ADVANCE. The compilation and arrangement of Elements and Ads comprising the Show will be the sole and exclusive property of ADVANCE. ADVANCE will not have, nor will it assert, any right, title or interest in the Elements. ADVANCE is hereby granted a limited, non-exclusive license by RMS to broadcast, air and play the Show over the Network in accordance with the terms of this Agreement. RMS will not have, nor will it assert, any right, title or interest in the Ads, any other materials provided by ADVANCE and the compilation and arrangement of Elements and Ads comprising the Show. RMS agrees it will not copy or use or permit the copying or use by any unauthorized persons of the Ads, any other materials provided by ADVANCE, and the compilation and arrangement of Elements and Ads comprising the Show. ADVANCE agrees it will not copy or permit the copying by any unauthorized persons of the Elements.

         3.5 LICENSES. The Show may include materials owned or licensed by other persons for which RMS (if produced or provided by RMS) or ADVANCE (if produced or provided by ADVANCE or an advertiser) has or will obtain the appropriate licenses for and on behalf of RMS and ADVANCE. Any and all fees, costs and expenses as a result of, or in connection with, any licensed materials will be the sole responsibility and obligation of RMS (if produced and/or provided by RMS) or ADVANCE (if produced and/or provided by ADVANCE or an advertiser).

                              ARTICLE 4. PRODUCTION

         4.1 PRODUCER SERVICES. During the term of this Agreement, RMS will be the exclusive producer and supplier of, and will produce and/or supply, all Elements in the Sales Floor Shows for broadcast, air and play on the Network. ADVANCE will produce and supply, or cause to be produced or supplied, all Ads in the Sales Floor Shows for broadcast, air and play on the Network.

         4.2 MIX. Each Show will be comprised of sixty-eight (68) to eighty (80) minutes of fresh Elements to be provided by RMS, with the remainder of the Show comprised of Ads provided by ADVANCE. Elements are


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expected to range in length from ten seconds to three minutes. Ads are expected to range in length from ten to thirty seconds and to repeat approximately once every half hour. All of the Elements and the Ads for each Show will be consolidated and encoded by RMS once every four weeks. Of these Elements and Ads, approximately thirty minutes of fresh materials will be inserted and interwoven into the Show by RMS once each week, all in accordance with the Show Schedule. Any requests by ADVANCE for Elements, Ads or insertions in excess of these ranges will constitute additional services which will be quoted as and when requested.

         4.3 CONTENT. The content of the Elements will consist of automotive, sports and entertainment Elements uniquely tailored to ADVANCE's retail auto parts business and customers. Content and format of Elements will be determined by RMS, subject to the prior written approval of ADVANCE. Content and format of Ads will be determined by ADVANCE, with the reasonable input and assistance of RMS.

         4.4 PRODUCTION AND DELIVERY.

                  4.4.1 Advance and RMS have established a Show Schedule, which
Schedule is attached hereto, for the production, broadcast, air and play of the Show on the Network. Each delivery date of a Show shall be referred to herein as a Show Delivery Date.

                  4.4.2 RMS will cause the Elements for each Show to be ordered, created, produced, licensed, purchased and delivered to the RMS production facility designated in writing from time to time, on or before the date two weeks prior to such Show's applicable Show Delivery Date (each, an "Element Delivery Date"). RMS will be responsible for any and all services, costs and expenses incurred in connection therewith, except as otherwise set forth herein.

                  4.4.3 ADVANCE will cause the Ads for each Show to be ordered, created, produced, licensed, purchased and delivered to the RMS production facility designated in writing from time to time, on or before the date four weeks prior to such Show's applicable Show Delivery Date (each, an "Ad Delivery Date"). ADVANCE will be responsible for any and all services, costs and expenses incurred in connection therewith, except as otherwise set forth herein.

                  4.4.4 The Elements and the Ads will be formatted and delivered on such media as RMS may determine from time to time, including VHS, one-inch or Beta tape, digital compact disc or other. All shipping or delivery charges incurred will be the responsibility of, and be borne by, RMS (with respect to Elements) and ADVANCE (with respect to Ads), except as otherwise set forth herein.

                  4.4.5 Any and all risk of loss to the Elements, whether caused by casualty, theft, damage or otherwise, will be borne by RMS. Any and all risk of loss to the Ads, whether caused by casualty, theft, damage, or otherwise, will be borne by ADVANCE until the delivery of the Ads to RMS, after which time such risk of loss shall be borne by RMS.

                  4.4.6 RMS will cause the Elements and the Ads for each Show to be sweetened, encoded and delivered to the DVS Hub Equipment, on or before such Show's applicable Show Delivery Date. RMS will be responsible for any and all services, costs and expenses incurred in connection therewith, except as otherwise set forth herein. ADVANCE will provide a T-1 Line at its corporate satellite hub for electronic delivery of the Elements and the Ads by RMS to the DVS Hub Equipment.

                  4.4.7 RMS will cause the Elements and the Ads for each Show to be scripted, scheduled, controlled, played and monitored from the DVS Hub Equipment for satellite encoding, broadcast, air and play in the stores in accordance with such Show's applicable Air Dates as set forth in the Show Schedule. RMS will be responsible for any and all services, costs and expenses incurred in connection therewith, except as otherwise set forth herein.


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                        ARTICLE 5. FEES AND COMPENSATION

         5.1 BASELINE SERVICES. Baseline services include all of the services required to deliver the Show as set forth in Articles 3 and 4 hereof and will be priced and invoiced to ADVANCE at the price of [*] per Show, payable in full twenty (20) days after each Show Delivery Date. Such prices will be all-inclusive of any and all costs, expenses, materials, licenses, royalties, fees or charges in connection with the baseline services required hereunder. If the term of this Agreement is extended, the price will be increased on each April 1 by an amount equal to 2% of the then current price.

         5.2 ADDITIONAL SERVICES. ADVANCE may request of RMS from time to time additional services not included in the baseline services. These additional services may include the following services:

                  5.2.1 "SALES SERVICES" to include solicitation of Ad sales outside the scope of baseline services.

                  5.2.2 "MARKETING SERVICES" to include research, preparation, evaluation, recommendation and implementation services relating to marketing plans, materials, research, and similar matters outside the scope of baseline services.

---------------------
[*] Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.


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                  5.2.3 "CONSULTING SERVICES" to include consultation, analysis, evaluation and recommendation services relating to programming sales, marketing, technology, equipment, satellite, installation and similar matters outside the scope of baseline services.

                  5.2.4 "PURCHASING SERVICES" to include research, analysis, evaluation, purchase, lease, finance, license or similar services or procurement relating to programming, sales, marketing, technology, equipment, satellite, installation and similar matters outside the scope of baseline services.

                  5.2.5 "OPERATIONS SERVICES" to include consultation, administration, troubleshooting, maintenance, help, production, sweetening, encoding, distribution, scripting, controlling and similar services relating to programming, operations, Elements, Ads and similar matters outside the scope of baseline services.

RMS will use reasonable efforts to provide and to quote such additional services as and when requested by ADVANCE. RMS will be paid its standard rates as set forth on its Rate Schedule, which is attached hereto, plus reimbursable out-of-pocket expenses for additional services, licensing and procurement, unless otherwise agreed in writing between ADVANCE and RMS. All amounts for additional services will be due and payable within 30 days after invoicing (which shall occur after the services are provided by RMS), unless otherwise agreed in writing between ADVANCE and RMS.

                           ARTICLE 6. INDEMNIFICATION

         6.1 INDEMNIFICATION. ADVANCE and RMS will each indemnify, defend and save harmless the other of and from any and all fines, suits, claims, royalties, license fees, infringement damages, demands, taxes, penalties, losses and actions (including reasonable attorney's fees, costs of investigation and travel and living expenses) arising from a breach by ADVANCE or RMS, as the case may be, of any provision of this Agreement.

                        ARTICLE 7. DEFAULTS AND REMEDIES

         7.1 DEFAULTS. The occurrence of any one or more of the following shall constitute a "Default" hereunder:

                  7.1.1 Failure of RMS or ADVANCE to pay any amount required hereunder within twenty (20) days after receipt of written notice that such payment has not been received when due; or

                  7.1.2 Failure of RMS or ADVANCE to perform any other covenant, condition, agreement or provision contained herein within thirty (30) days after receipt by ADVANCE or RMS, as the case may be, of written notice of such failure or, in the event such failure cannot reasonably be cured within such thirty (30) days, failure to diligently and reasonably pursue the cure thereof within such thirty (30) day period; or

                  7.1.3 Commencement of bankruptcy, insolvency, assignment for the benefit of creditors or receivership proceedings against ADVANCE or RMS and in the case of any involuntary proceeding, which is not dismissed within 60 days.

         7.2 REMEDIES. Upon the occurrence and continuance of a Default and subject to the limitations and waivers otherwise set forth herein, the party not in Default may, at its option and without any obligation to do so and in addition to any other remedies otherwise set forth in this Agreement, elect any one or more of the following remedies:

                  7.2.1 With respect to material non-monetary Defaults or any monetary Default pursuant to Section 7.1.1, terminate and cancel this Agreement; or

                  7.2.2 With respect to material non-monetary Defaults or any monetary Default pursuant to Section 7.1.1, withhold performance of any obligation under this Agreement until such time as such Default is cured; or

                  7.2.3 Cure such Default and recover the reasonable costs thereof, together with interest thereon at the lesser of 18% or the maximum legal rate permitted by applicable law, and attorneys' fees, from the party in Default; or


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                  7.2.4 Seek injunctive relief to enjoin any act of a party in violation hereof, or

                  7.2.5 Seek specific performance of any covenant or obligation of a party hereunder; or

                  7.2.6 Pursue any other remedy now or hereafter available under the laws or judicial decisions of the Commonwealth of Virginia.

No action or omission by ADVANCE or RMS hereunder shall be construed as an election by ADVANCE or RMS to terminate this Agreement unless written notice of such election has been delivered in accordance with Article 8 hereof.

         7.3 INTEREST. Any payments due hereunder overdue for more than ten (10) days shall bear interest at the lesser of eighteen percent (18%) or the maximum legal rate permitted by applicable law from the due date thereof until paid in full.

         7.4 RIGHTS CUMULATIVE. Each and all of the rights and remedies given by this Agreement or by law or equity are cumulative, and the exercise of any such right or remedy shall not impair any party's night to exercise any other right or remedy available under this Agreement or by law or equity.

         7.5 NO WAIVER. No delay or omission of the right to exercise any right or power shall impair any such right or power, or shall be construed as a waiver of any breach or default or as acquiescence thereto. One or more waivers of any covenant, term or condition of this Agreement shall not be construed as a waiver of a continuing or subsequent breach of the same covenant, provision or condition. The consent or approval to or of any act of a nature requiring consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act. Payment or receipt of a lesser amount than that due hereunder shall not be deemed to be other than on account of the earliest amount due hereunder.

         7.6 ATTORNEYS' FEES. In the event of any controversy arising under or relating to the interpretation or implementation of this Agreement or any breach thereof, the prevailing party shall be entitled to payment for all costs and attorneys' fees (both trial and appellate) incurred in connection therewith. The terms of this Section shall survive any termination of this Agreement.

                            ARTICLE 8. MISCELLANEOUS

         8.1 PROPRIETARY INFORMATION. In recognition of the proprietary interests of each of ADVANCE and RMS in their respective business operations, ADVANCE and RMS each acknowledge the confidential nature of their relationship and any information or data relating to the business operations, systems, components, customers, prices, methods, plans, programs, results or other know-how of the other (collectively, "Trade Secrets") and each agrees to preserve the confidential nature of these relationships (1) by using and retaining the Trade Secrets of the other in trust and confidence, only for their own internal use in connection with the performance of this Agreement and not in any way in competition with the other, (2) by not copying (except for internal use), altering, disassembling, or otherwise changing, in any manner whatsoever, the Trade Secrets of the other, (3) by not disclosing any Trade Secrets of the other to, or permitting the use of any Trade Secrets of the other by, any unauthorized persons, and (4) upon termination of this Agreement, by returning any and all Trade Secrets and copies thereof to the proprietary owner thereof, except as otherwise set forth herein. The terms of this Section shall survive any termination of this Agreement. In recognition that a breach hereof may cause irreparable and unascertainable damage to a party, either party shall be entitled to injunctive relief (and posting of any bond, surety, or security in connection therewith is hereby waived by all parties) to enjoin any violation or threatened violation of the terms hereof in addition to any other remedy or right now or hereafter available to a party under this Agreement or any law or judicial decision of the Commonwealth of Virginia.


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         8.2 TESTING; ACCESS. RMS is hereby granted access at all reasonable times to all participating retail stores to install, maintain, repair and remove any equipment and to conduct such tests and surveys as RMS deems necessary or desirable; provided, RMS shall not unreasonably interfere with the business of the participating retail store. ADVANCE will, as ADVANCE and RMS may mutually agree from time to time, provide to RMS, to the extent reasonably available, inventory and product movement information for both advertising and non-advertising products, for both participating and non-participating stores on a per store basis, and for such time periods as ADVANCE and RMS may mutually agree.

         8.3 TRANSFER RESTRICTIONS. Neither this Agreement nor any interest herein may be transferred or assigned by either party without the prior written consent of the other, which consent may not be unreasonably withheld, except that this Agreement may be transferred or assigned by either party without the consent of the other to a successor corporation as a result of a merger or sale of assets. Any transfer or assignment without the required consent shall constitute a breach hereof and convey no rights to or interest in this Agreement. In the event either party does not consent to any transfer for which consent is required, this Agreement shall automatically terminate.

         8.4 NOTICES. All notices, certificates or other communications hereunder shall be deemed given on the date received. The parities may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

         8.5 INTERPRETATION. The captions or headings in this Agreement are for convenience only and in no way limit the scope or intent of any provision of this Agreement. The words "hereof", "hereby", "hereto", "herein", "hereunder" and the like refer to this Agreement in its entirety. The words "person" and "persons" shall include any individual, association, joint venture, partnership, corporation, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof. The language used herein shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

         8.6 ENTIRE AGREEMENT. This Agreement, together with any other agreements entered into contemporaneously herewith, constitutes and represents the entire agreement between the parties hereto and supersedes any prior understandings or agreements, written or verbal, between the parties hereto respecting the subject matter herein. This Agreement may be amended, supplemented, modified or discharged only upon an agreement in writing executed by all of the parties hereto. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

         8.7 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, United States of America, and, venue and jurisdiction shall lie only in the state and federal courts located in the City or County of Roanoke, Virginia. Each of ADVANCE and RMS hereby submits to such jurisdiction and venue and waives any defense of inconvenient forum in relation hereto.

         8.8 EXCLUSIVITY IN CATEGORY. RMS will not own, establish, program or operate a private television network similar to the Network in any automotive aftermarket parts retail store. This category is exclusive to retail stores dedicated to the sale of automotive aftermarket parts and does not include department stores, drug stores, convenience stores, grocery stores, discount stores, gas stations, automotive service stores, tire stores, oil change outlets, car dealerships or other store or service outlets in which automotive aftermarket parts constitute only a portion of products or services available in such stores.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

RETAIL MEDIA SYSTEMS, INC.                ADVANCE STORES COMPANY, INCORPORATED


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By: /s/ Jason M. Kates                      By: /s/ Chad Tilley
  -----------------------                     ------------------------------
    Jason M. Kates, President                  Chad Tilley, General Manager



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